Exhibit 99.1

Moderna Provides Business and Pipeline Updates at 43rd Annual J.P. Morgan Healthcare Conference

Achieved 2024 product sales of $3.0 to 3.1 billion (unaudited) and an ending cash balance of approximately $9.5 billion (unaudited)

Updates 2025 expected revenue range to $1.5 to 2.5 billion

Expects to reduce 2025 cash cost expenses by $1.0 billion with a plan for additional 2026 cost reductions of $0.5 billion

Updates 2025 expected ending cash balance to approximately $6.0 billion

Anticipates milestones across 10 prioritized programs, including up to three potential 2025 approvals and six registrational data readouts

CAMBRIDGE, MA / ACCESSWIRE / January 13, 2025 / Moderna, Inc. (NASDAQ:MRNA) today announced business updates and progress across its pipeline of mRNA medicines. Moderna enters 2025 with a focus on a prioritized portfolio addressing respiratory viruses, rare diseases, oncology, and latent and other viruses where there is unmet need.

“In 2024, we achieved $3.0 – 3.1 billion in product sales, approval of our RSV vaccine and continued to adapt our COVID-19 business for the endemic setting. At the same time, we reduced our cash operating cost by over 25 percent compared to 2023 and aim to reduce 2025 cash costs by $1 billion with a plan for an additional $500 million cost savings in 2026,” said Stéphane Bancel, Chief Executive Officer of Moderna. “We remain focused on our three strategic priorities: driving sales growth, delivering up to 10 product approvals over the next three years, and reducing costs across our business.”

The Company’s presentation will take place on Monday, January 13, 2025, at 3:45 p.m. PT/6:45 p.m. ET at the 43rd Annual J.P. Morgan Healthcare Conference. A live webcast of both the presentation and the question-and-answer session will be available under “Events and Presentations” in the investor section of Moderna’s website at investors.modernatx.com. A replay of the webcast will be archived on Moderna’s website for at least 30 days following the presentation.

Summary of Financial Updates

2024 financial updates: Moderna achieved 2024 product sales in the range of approximately $3.0 to 3.1 billion (unaudited), comprising $1.7 billion in the U.S. and $1.3 to 1.4 billion in Rest of World. This includes more than $3.0 billion in Spikevax® sales and minimal sales from mRESVIA®. Cash, cash equivalents and investments at year-end 2024 were approximately $9.5 billion. Full financial details will be reported in connection with the Company’s earnings call on February 14, 2025.

2025 financial framework: Moderna is accelerating and expanding its previous cost efficiency and prioritization programs and now projects cash cost reductions of $1.0 billion (including cost of sales, research and development, and selling, general & administrative expense) in 2025. The Company expects an additional $0.5 billion in potential cash cost savings in 2026. Moderna now projects $1.5 billion to 2.5 billion in revenue in 2025, mostly in the second half of the year, primarily due to Spikevax and mRESVIA vaccine sales. The Company expects to end 2025 with cash and investments of approximately $6.0 billion.

Summary of Late-Stage Pipeline Milestones

Respiratory vaccines:
•Next-generation COVID-19 vaccine: Moderna shared positive Phase 3 vaccine efficacy and immunogenicity data for its next-generation COVID-19 vaccine (mRNA-1283) at its 2024 R&D Day event. The Company has filed for regulatory approval of mRNA-1283 using a priority review voucher. The FDA has accepted Moderna’s Biologics License Application (BLA) for mRNA-1283 and has assigned a Prescription Drug User Fee Act (PDUFA) goal date of May 31, 2025.

•Respiratory syncytial virus (RSV) vaccine: Moderna received regulatory approval of its RSV vaccine mRESVIA (mRNA-1345) for adults aged 60 years and older in 2024. The Company shared positive Phase 3 data for mRNA-1345 in high-risk adults aged 18-59 at its 2024 R&D Day event and has since filed with the FDA for regulatory approval using a priority review voucher.

•Seasonal flu/COVID vaccine: Moderna shared positive Phase 3 immunogenicity data for its flu/COVID combination vaccine (mRNA-1083) for adults aged 50 years and older at its 2024 R&D Day event. The Company has filed with the FDA for regulatory approval of mRNA-1083.

•Seasonal flu vaccine: The Company has initiated a two-season Phase 3 efficacy study (P304) for its seasonal flu vaccine (mRNA-1010), which has demonstrated consistently acceptable safety and tolerability across three previous Phase 3 trials. The Company anticipates efficacy data from the study in 2025 if sufficient cases are accrued in the first season; otherwise, the study will continue to a second season.

Latent and other vaccines:
•Cytomegalovirus (CMV) vaccine: The pivotal Phase 3 study of Moderna's CMV vaccine candidate (mRNA-1647) is fully enrolled and accruing cases, evaluating its efficacy, safety and immunogenicity in the prevention of primary infection in women of childbearing age. The Data Safety Monitoring Board (DSMB) met to review the initial study data and has informed the Company that the criterion for early efficacy was not met. The DSMB recommended that the study continue as planned. The Company remains blinded and anticipates final efficacy data from the study in 2025.

•Norovirus vaccine: Moderna's trivalent vaccine candidate for the prevention of norovirus (mRNA-1403) has advanced into a two-season pivotal Phase 3 randomized clinical trial evaluating its efficacy, safety and immunogenicity. The Company anticipates efficacy data from the study in 2025 if sufficient cases are accrued in the first season; otherwise, the study will continue to a second season.

Oncology therapeutics:
•Individualized Neoantigen Therapy (INT): Moderna continues to demonstrate the potential clinical benefit of its individualized neoantigen therapy (INT) (mRNA-4157). Moderna and Merck rapidly expanded clinical studies to additional tumor types and the Phase 3 clinical trial for adjuvant melanoma completed enrollment in 2024.

Rare disease therapeutics:
•Propionic acidemia (PA) therapeutic: In an ongoing Phase 1/2 study designed to evaluate safety and pharmacology in trial participants with PA, Moderna's investigational therapeutic (mRNA-3927) has been generally well-tolerated to date with no events meeting protocol-defined dose-limiting toxicity criteria. Early results suggest potential decreases in annualized metabolic decompensation event (MDE) frequency compared to pre-treatment, and the majority of patients have elected to continue on the open label extension study. The Company began generating registrational trial data in 2024.
•Methylmalonic acidemia (MMA) therapeutic: Moderna's investigational therapeutic for MMA (mRNA-3705) has been selected by the FDA for the Support for Clinical Trials Advancing Rare Disease Therapeutics (START) pilot program. The FDA and Moderna have agreed on the pivotal study design. The Company expects to start a registrational study in the first half of 2025.

Key 2025 Investor and Analyst Event Dates
•Fourth Quarter and Fiscal Year 2024 Earnings Call: February 14, 2025
•Analyst Day: November 20, 2025

About Moderna
Moderna is a leader in the creation of the field of mRNA medicine. Through the advancement of mRNA technology, Moderna is reimagining how medicines are made and transforming how we treat and prevent disease for everyone. By working at the intersection of science, technology and health for more than a decade, the company has developed medicines at unprecedented speed and efficiency, including one of the earliest and most effective COVID-19 vaccines.
Moderna's mRNA platform has enabled the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases and autoimmune diseases. With a unique culture and a global team driven by the Moderna values and mindsets to responsibly change the future of human health, Moderna strives to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.
Spikevax® and mRESVIA® are registered trademarks of Moderna.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: Moderna’s 2025 revenue guidance; Moderna’s plans for reducing future cash cost expenses and its expectations for future ending cash balances; Moderna's ability to execute on its strategic priorities, including its ability to drive sales growth, deliver up to ten product approvals over the next three years, and reduce costs across the business to breakeven in 2028; and the potential and timing for future product approvals, data readouts and commercial launches. In some cases, forward-looking statements can be identified by terminology such as "will," "may," "should," "could," "expects," "intends," "plans," "aims," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna's control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna's current expectations and speak only as of the date of this press release.

Moderna Contacts
Media:
Chris Ridley
Head of Global Media Relations
+1 617-800-3651
Chris.Ridley@modernatx.com
Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.

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